                                                                     EXHIBIT 11


                         SIMULA, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                                                                YEARS ENDED DECEMBER 31,

                                             1996           1995          1994          1993          1992
                                        -------------     ----------    ----------    ----------    ----------
(Loss) earnings before cumulative
  effect of a change in accounting
  principle                             $ (6,809,966)    $2,657,359    $2,114,423    $1,120,800    $1,269,324
Cumulative effect on prior years (to
  December 31, 1995) of changing
  accounting for pre-contract costs       (3,239,948)
                                        -------------    ----------    ----------    ----------    ----------
Net (loss) earnings                     $(10,049,914)    $2,657,359    $2,114,423    $1,120,800    $1,269,324
                                        =============    ==========    ==========    ==========    ==========


PRO FORMA(1)
  Net earnings                                                                                      1,269,324
  Pro forma tax credit                                                                                 43,473
                                                                                                   ----------
  Pro forma net earnings                                                                            1,312,797
                                                                                                   ==========

Number of shares:
  Weighted average shares outstanding      8,947,060      8,175,300     5,461,095     5,024,679     4,608,825
  Incremental shares for outstanding
    stock options                                           380,670       169,403
  Incremental shares for outstanding
    stock warrants                                           20,847        74,428
                                        -------------    ----------    ----------    ----------    ----------
                                           8,947,060      8,576,817     5,704,926     5,024,679     4,608,825
                                        =============    ==========    ==========    ==========    ==========

Per share amounts:
  (Loss) earnings before cumulative
    effect of a change in accounting
    principle                           $      (0.76)    $     0.31    $     0.37    $     0.22
  Cumulative effect on prior years (to
    December 31, 1995) of changing
    accounting for pre-contract costs          (0.36)
                                        -------------    ----------    ----------    ----------
  Net (loss) earnings                   $      (1.12)    $     0.31    $     0.37    $     0.22
                                        =============    ==========    ==========    ==========

Pro forma earnings per share(1)                                                                   $      0.29
                                                                                                   ===========


    (1) Prior to the Company's April 1992 initial public offering, the Company was an S Corporation for income tax purposes. Pro forma net earnings and net earnings per share amounts for 1992 reflect pro forma income tax provisions as if all income taxes had been payable by the Company for 1992.